Exhibit 99.1

NEWS RELEASE

Visa Inc. Announces New Conversion Rate for Class B Common Stock

Foster City, CA, September 24, 2014 – Visa Inc. (NYSE:V) today announced the new conversion rate applicable to the Company’s class B common stock resulting from its deposit today of $450 million into the litigation escrow account previously established under the Company’s retrospective responsibility plan (the “Plan”). Under the terms of the Plan, this resulted in the decrease in the conversion rate applicable to the Company’s class B common stock from 0.4206 to 0.4121, effective immediately. Therefore, the number of as-converted class B common shares was reduced by 2,089,780 from 103,257,583 to 101,167,803. The deposit and price-per-share calculations were conducted in accordance with the Company’s certificate of incorporation using the volume-weighted average price over the 9-day pricing period from September 11, 2014 through September 23, 2014.

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About Visa

Visa is a global payments technology company that connects consumers, businesses, financial institutions, and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world’s most advanced processing networks — VisaNet — that is capable of handling more than 56,000 transaction messages a second, with fraud protection for consumers and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, pay ahead of time with prepaid or pay later with credit products. For more information, visit usa.visa.com/about-visa, visacorporate.tumblr.com and @VisaNews.

Contacts:

Investor Relations: Jack Carsky or Victoria Hyde-Dunn, 650-432-7644, ir@visa.com

Media Relations: Paul Cohen, 650-432-2990, globalmedia@visa.com